Exhibit 3(e)

CONSTELLATION ENERGY GROUP, INC.

ARTICLES SUPPLEMENTARY

                                Constellation Energy Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

                                FIRST:  Under the power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Corporation, by resolutions duly adopted by its Board of Directors, has elected to become subject to Section 3-804 (b) and (c) of the MGCL.

                                SECOND:  The resolutions described above provide that, notwithstanding any other provision in the charter or the by-laws of the Corporation to the contrary, the Corporation elects to be subject to Section 3-804 (b) and (c) of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.  Accordingly, pursuant to Section 3-804(b) the number of directors of the Corporation shall be fixed only by vote of the board of directors.  Pursuant to Section 3-804(c): (i) any vacancy on the board of directors of the Corporation may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and (ii) any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, and until a successor is elected and qualified.

                                THIRD:  The election by the Corporation to be subject to Sections 3-804(b) and (c) as set forth in these Articles Supplementary has been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

                                FOURTH:  The undersigned Chairman of the Board of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                                IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chairman of the Board and attested by its Vice President and Secretary on this 20th day of November, 2001.

ATTEST:                                                                               CONSTELLATION ENERGY

                                                                                                GROUP, INC.

By: David A. Brune                                                             By: Christian H. Poindexter (SEAL)

       Vice President and Secretary                                             Chairman of The Board